Exhibit 10.1

SECOND AMENDED AND RESTATED

AGREEMENT CONCERNING DISABILITY AND DEATH

The Agreement entered into September 10, 2013 (“Agreement”) by and between MERIDIAN BIOSCIENCE, INC., an Ohio corporation (“Meridian”), the FIFTH THIRD BANK, TRUSTEE OF THE MOTTO FAMILY IRREVOCABLE WEALTH ACCUMULATION TRUST AGREEMENT DATED SEPTEMBER 22, 2006 (the “Motto Trust”), and WILLIAM J. MOTTO (“Motto”) is hereby amended and restated in its entirety effective this 19th day of June, 2014.

WHEREAS, Motto has been employed by Meridian and has rendered faithful and competent services to Meridian; and

WHEREAS, Meridian and Motto entered into this Agreement to replace Split Dollar Agreements dated February 8, 1996 and May 1, 1995;

WHEREAS, Meridian desires to have a death and disability program for Motto to provide protection to Motto and his family should his death or disability occur while employed by Meridian; and

WHEREAS, Meridian, Motto and the Motto Trust desire to arrange for the transfer of the life insurance policy identified on the statement of account attached hereto (the “Policy”) from Meridian to the Motto Trust and provide increased financial and tax planning allowances beginning in fiscal 2015.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, the parties agree as follows:

1. Meridian shall make a monthly payment to Motto for up to 60 months if Motto meets the definition of “Disability” in Section 5 below while employed by Meridian. The gross amount of each monthly payment shall be equal to 60% of the average total annual salary and bonus paid by Meridian to Motto during Meridian’s three fiscal years ending immediately before Motto’s Disability commenced divided by twelve. Any such payments to Motto shall be reduced by the gross amount of any payments made to Motto through any group or other disability insurance policy or program maintained by Meridian. Provided, however, that no such monthly payment shall be made after either the month of Motto’s death or the month that Motto ceases to meet the definition of “Disability” in Section 5 below. Meridian may fulfill its obligation under this Section by purchasing insurance coverage. For the sake of clarity, Disability payments are intended to be in lieu of salary. In no event would Motto receive both disability payments and salary.

2. The Motto Trust hereby purchases from Meridian and Meridian hereby sells, assigns, transfers and conveys to the Motto Trust the Policy for a purchase price paid on the date hereof in the amount of $65,000. Beginning in fiscal 2015, Meridian hereby agrees to increase Motto’s professional fee allowance for financial and tax planning by $71,000 (from $60,000 to $131,000), to allow for increased estate planning activities.

3. Meridian shall maintain a Medicare Advantage Plan or its equivalent health plan for Motto and his spouse and the survivor of them for the remainder of their lives after Motto’s employment with Meridian ends because of Motto’s retirement, death or Disability. To obtain benefits, Motto and spouse must be enrolled in both Medicare Part A and Part B. Motto and spouse remain responsible for Medicare Part A and B monthly premiums. Meridian shall pay premiums related to the Medicare Advantage Plan or its equivalent. Additionally, after Motto’s employment with Meridian ends because of Motto’s retirement, death or Disability, Motto and his spouse and the survivor of them shall remain under

Meridian’s dental and vision plans provided to its then current employees This shall satisfy Meridian’s obligation to provide continuation coverage to Motto and his spouse under Section 4980B of the Internal Revenue Code of 1986.

Upon successfully meeting underwriting requirements, Meridian shall provide individual long-term care insurance policies for Motto and spouse. The benefit provided shall not be less than $353 per day and shall extend for a maximum five-year period. The daily benefit will increase 5% per year. The policy shall include a standard 180 day elimination period during which time benefits are not available.

4. Motto or, after his death, his estate or heirs, shall have the right to cause Meridian, on three separate occasions after September 30, 2003, to register for public sale under the Securities Act of 1933 those shares of Meridian Common Stock beneficially owned by Motto during his lifetime or at his death which may not, at the time of request, be publicly sold without registration. The right to request such registration shall end five years after Motto’s death. This registration right is conditioned upon Meridian being able to utilize the SEC’s short-form registration statement, Form S-3, or its equivalent. Meridian shall bear all costs of the registration except discounts and underwriting commissions which shall be the responsibility of the seller.

5. For purposes of this Agreement, “Disability” shall be defined as in the group disability policy under which Meridian covers Motto or his successor. In the absence of such a policy, “Disability” shall mean an injury or disease which was not intentionally self-inflicted and which Meridian at its sole discretion, determines, on the basis of such evidence and information as it deems satisfactory, causes Motto to be completely and indefinitely incapable of performing his regular duties for Meridian.

6. Motto shall be responsible for all taxes, including, without limitation, federal, state or local taxes, related to any action taken by Meridian pursuant to this Agreement.

7. The parties’ Split Dollar Agreements dated February 8, 1996 and May 1, 1995 were cancelled by Meridian and Motto effective September 10, 2003.

8. This Agreement may not be amended or modified except by written instrument signed by Meridian, the Motto Trust and Motto.

9. This Agreement shall be binding upon the parties hereto and their successors, assigns, executors, administrators and beneficiaries.

10. This Agreement shall be subject to and construed under the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

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MERIDIAN BIOSCIENCE, INC.

BY:	/s/ Melissa Lueke
Melissa A. Lueke
Executive Vice President, Chief Financial Officer and Secretary

/s/ William J. Motto
William J. Motto

MOTTO FAMILY IRREVOCABLE WEALTH ACCUMULATION TRUST AGREEMENT DATED SEPTEMBER 22, 2006

BY:	/s/ David Frye
Fifth Third Bank, Trustee
Title:	V.P. & Trust Officer Team Lead